Exhibit 10.1

CONFIDENTIAL TREATMENT

[***] indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

WEBBANK

and

PROSPER FUNDING LLC

ASSET SALE AGREEMENT

Dated as of July 1, 2016

This ASSET SALE AGREEMENT (this “Agreement”), dated as of July 1, 2016, is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and PROSPER FUNDING LLC, a Delaware limited liability company having its principal location in San Francisco, California (“PFL”).

WHEREAS, Bank and Prosper Marketplace, Inc. (“PMI”) are parties to a Marketing Agreement, dated as of the date hereof (the “Marketing Agreement”);

WHEREAS, Bank may desire to sell to PFL certain Loans, and Participations related to certain Loans, established by Bank pursuant to the Marketing Agreement, and PFL desires to purchase from Bank the Assets that are offered;

WHEREAS, Bank, PMI and PFL previously entered into a Second Amended and Restated Loan Sale Agreement dated as of January 25, 2013 (as amended from time to time, the “Existing Sale Agreement”), pursuant to which PMI and PFL agreed to purchase certain loan accounts originated by Bank; and

WHEREAS, the Parties therefore desire to amend and restate the Existing Sale Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                Definitions; Effectiveness.

(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1 to the Marketing Agreement. The rules of construction set forth in Schedule 1 to the Marketing Agreement shall apply to this Agreement.
(b)	This Agreement shall be effective as of August 1, 2016 (the “Effective Date”) and, as of the Effective Date, shall supersede and replace the Existing Sale Agreement (except that, as provided in section 1(c), the Existing Sale Agreement will govern the purchase of Loans originated prior to the Effective Date). This Agreement shall apply to all Loans originated by Bank during the term of this Agreement, beginning on the Effective Date. Loans originated on or after the Effective Date shall not be subject to the Existing Sale Agreement.
(c)	All Loans originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Sale Agreement as in effect at the time that such Loans were originated, and shall not be subject to the terms of this Agreement. As to such Loans, the terms of the Existing Program Agreement, including indemnification, shall continue to apply on the terms set forth therein.
(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.

2.                Purchase of Assets. The terms of Schedule 2 shall apply as if fully set forth in this Agreement.

3.                Ownership of Assets.

(a)	Bank shall retain ownership of the Loans after each Funding Date, unless and until sold to PFL as provided in this Agreement. PFL agrees to make entries on its books and records to clearly indicate Bank’s ownership of the Loans as of each Funding Date.
(b)	On and after each Closing Date, subject to PFL’s payment of the Purchase Price on each such date, PFL shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Assets purchased from Bank on such date. Bank agrees to make entries on its books and records to clearly indicate the sale of the Assets to PFL as of each Closing Date. PFL agrees to make entries on its books and records to clearly indicate the purchase of the Assets as of each Closing Date.
(c)	Bank does not assume and shall not have any liability to PFL for the repayment of any Loan Proceeds or the servicing of the Assets after the related Closing Date.
(d)	PFL or any subsequent owner of the Assets may (i) securitize the Assets, or any amounts owing thereunder, or (ii) issue an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Assets or any amounts owing thereunder, in each case, without the prior written consent of Bank; provided that all of the following conditions are met:
(1)	Bank is not required to maintain any ongoing ownership interest in the Assets after the sale thereof to PFL, Bank is not required to make or provide any informational reports, certificates, data or filings with respect to the securitization or other financing transaction and Bank is not required to incur any costs or expenses in connection with such securitization or other financing transaction unless PFL (or some other creditworthy entity reasonably acceptable to Bank) has agreed in writing to promptly and fully reimburse Bank for such out-of-pocket costs and expenses.
(2)	Bank is not deemed to be the “securitizer,” “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to such transaction.
(3)	Bank is not required to waive or agree to impair any of its rights or remedies under the Program Documents.
(4)	Company agrees (i) that it shall, and that it shall require each Direct Transferee or Affiliate of such Person to, obtain Bank’s written approval of any identification of Bank by name in any documents related to a securitization or other financing transaction, and any description of the Program in such documents, and (ii) that it shall use commercially reasonable efforts to require any subsequent transferee not covered by (i) above to obtain Bank’s written approval of any identification of Bank by name in any documents related to a securitization or other financing transaction, and any description of the Program in such documents. As to any Direct Transferee (or Affiliate thereof) or any subsequent transferee, Bank will not unreasonably withhold, delay or condition its approval.

PFL shall include a provision in any agreement by which PFL sells or transfers Assets requiring such Direct Transferee to comply with the terms of this Section 3(d) to the same extent as PFL, and requiring such transferee to include such a provision in subsequent transfers of the Assets. PFL agrees that it shall, and that it shall require each Direct Transferee or Affiliate of such Person to, promptly provide to Bank copies of all offering documents and investor presentations in connection with any such transaction; PFL shall include a provision in any agreement by which PFL sells or transfers Assets requiring such Direct Transferee to include a provision in subsequent transfers of the Assets that requires the subsequent transferee to promptly provide to Bank copies of all offering documents and investor presentations in connection with any such transaction.

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(e)	Upon request by PFL, the Bank shall provide an acknowledgement in a form mutually agreed by the Parties regarding the satisfaction, to Bank’s knowledge, of the conditions set forth in Section 3(d)(1)-(4).
(f)	PFL shall maintain the Control Account Agreement in effect on the Control Account at all times.

4.                Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants to PFL as of the date hereof, the Effective Date of this Agreement and as of each Closing Date that:

(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Assets have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or obtained from Borrowers);
(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations (other than those previously disclosed to PFL by Bank) pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
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(5)	Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering, data security or privacy as they apply to the operation of the Program;
(7)	To the extent that Bank receives non-public personally identifiable information from the PFL or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and
(8)	With respect to each Asset sold on any Closing Date by Bank to PFL, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (x) to alter the terms or conditions of such Asset or (y) that could be reasonably expected to impair the enforceability of such Assets (except that such representation does not extend to any action by the Prosper Entities or their respective agents); or (ii) upon Bank’s receipt of the related Purchase Price (inclusive of the agreement to pay the Loan Trailing Fee), Bank shall have conveyed to PFL all of Bank’s right, title and interest in such Assets subject to no prior security interest in favor of any other creditor of Bank.
(b)	Bank hereby represents and warrants to PFL as of each Closing Date that with respect to each Asset, Bank has disbursed the Loan Proceeds relating to the Loans on the Funding Statement received by Bank three (3) Business Days Bank prior to such Closing Date in accordance with the Marketing Agreement, except to the extent that such disbursement is not completed or is reversed due to matters beyond Bank’s control, or if Company has not complied with its obligations (including the obligation to deliver the Funding Statement), or if there are errors in the Funding Statement.
(c)	With respect to each Participation sold on any Closing Date by Bank to PFL, Bank covenants not to take any action (directly or indirectly, voluntarily or involuntarily), unless required by Applicable Law or safety and soundness concerns: (x) to alter the terms or conditions of the Loan related to such Participation or (y) that could be reasonably expected to impair the enforceability of the Loan related to such Participation (except that such covenant does not extend to any action by the Prosper Entities or their respective agents).
(d)	The representations, warranties and covenants set forth in this Section 4 shall survive the sale, transfer and assignment of the Assets to PFL pursuant to this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) is instituted or threatened against Bank, Bank shall not be in breach of its representation provided that Bank promptly notifies PFL of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

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5.                Representations and Warranties of PFL.

(a)	Except as set forth on a Schedule of Exceptions to this Agreement, PFL hereby represents and warrants to Bank, as of the date hereof, the Effective Date and each Closing Date that:
(1)	PFL is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of its limited liability company agreement and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which PFL is a party;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by PFL, have been obtained;
(3)	This Agreement constitutes a legal, valid, and binding obligation of PFL, enforceable against PFL in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of PFL, threatened against PFL (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by PFL pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of PFL, would materially and adversely affect the performance by PFL of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on PFL or its operations if resolved adversely to it;
(5)	PFL is not Insolvent; and
(6)	The execution, delivery and performance of this Agreement by PFL comply with Applicable Laws.
(b)	The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Assets to PFL pursuant to this Agreement. In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) is instituted or threatened against PFL, PFL shall not be in breach of its representation provided that PFL promptly notifies Bank of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

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6.                Conditions Precedent to the Obligations of PFL.

(a)	The obligations of PFL under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(1)	As of each Closing Date, no action or proceeding shall have been instituted or, to PFL’s knowledge, threatened against PFL or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(2)	The representations and warranties of Bank set forth in Section 4 shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(3)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank.

7.                Conditions Precedent to the Obligations of Bank.

(a)	The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(1)	As of each Closing Date, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against PFL or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(2)	The representations and warranties of the Prosper Entities set forth in the Program Documents shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(3)	The obligations of the Prosper Entities set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects as of such date by the Prosper Entities.

8.                Term and Termination.

(a)	This Agreement shall have an initial term beginning on the Effective Date and ending three (3) years thereafter (the “Initial Term”) and shall renew automatically for one (1) successive term of one (1) year (the “Renewal Term,” collectively, the Initial Term and Renewal Term shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the end of the Initial Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	In the event that PMI terminates the Marketing Agreement pursuant to Section 10(d) thereof, this Agreement shall automatically terminate on the effective date of termination of the Marketing Agreement.
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(c)	Bank shall have the right to terminate this Agreement immediately upon written notice to the PFL in any of the following circumstances:
(1)	any representation or warranty made by PFL in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to PFL;
(2)	PFL shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to PFL;
(3)	PFL shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against PFL seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against PFL under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of PFL;
(6)	Bank or PMI has terminated the Marketing Agreement and any applicable notice period provided in the Marketing Agreement has expired;
(7)	Bank is deemed to be a “sponsor,” “depositor” or “securitizer” under any rule, regulation or order the Securities and Exchange Commission with respect to any security issued by a Prosper Entity; or
(8)	A Prosper Entity is no longer the servicer of all Assets that have been sold by Bank to PFL under this Agreement (other than charged-off loans that have been sold to debt buyers).
(d)	PFL shall have the right to terminate this Agreement immediately upon written notice to Bank in any of the following circumstances:

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(1)	any representation or warranty made by Bank in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to Bank;
(2)	Bank shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to Bank;
(3)	Bank shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against Bank seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against Bank under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of Bank;
(6)	Bank offers to sell to PFL under this Agreement the Assets related to less than [***] of the Loans originated by Bank pursuant to the Marketing Agreement during the preceding ten (10) days; or
(7)	any Party has terminated the Marketing Agreement and any applicable notice period provided in the Marketing Agreement has expired.
(e)	Bank may terminate this Agreement immediately upon written notice to PFL if PFL defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement or its obligation to maintain the Control Account Agreement as provided in Section 3(d) of this Agreement.
(f)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Assets sold prior to such termination.
(g)	Upon termination of this Agreement, PFL shall purchase any Assets related to Loans established by Bank under the Marketing Agreement prior to and on the date of termination of the Marketing Agreement that have not already been purchased by PFL and any Assets related to Loans originated by Bank after termination of this Agreement, if such Loans are originated in accordance with Section 10(e) of the Marketing Agreement, and to the extent such Assets are offered for sale by Bank in accordance with Schedule 2.
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(h)	Immediately following the termination or expiration of this Agreement and the Marketing Agreement, Bank shall transfer to PFL and PFL shall accept the transfer of all of the Loans with respect to which the Assets had previously been sold to PFL.
(i)	Bank may terminate this Agreement immediately upon written notice to PFL if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.
(j)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.                Confidentiality.

(a)	Each Party agrees that Confidential Information of each other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, no Party (the “Restricted Party”) shall disclose Confidential Information of any other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than a Prosper Entity as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors (provided such receiving party is subject to confidentiality obligations at least as stringent as those set forth herein and the Restricted Party shall be responsible for any breach of confidentiality obligations by such receiving party), or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.
(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
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(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to each other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that each Party may maintain in its possession all such Confidential Information of each other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder or stored on such Party’s network as part of standard back-up procedures (provided that such information shall remain subject to the confidentiality provisions of this Section 9).
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of any other Party, the Restricted Party shall provide such other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and shall exercise such efforts to obtain reasonable assurance that confidential treatment shall be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
(e)	The terms of this Section 9, and similar provisions in the other Program Documents, shall not be deemed to restrict the sharing of Confidential Information between the Prosper Entities.
(f)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.             Indemnification.

(a)	PFL agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Laws or a breach by PFL or its agents or representatives of any of PFL’s representations, warranties, obligations or undertakings under the Program Documents, and including Securitization Losses), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, or (ii) Bank’s failure to timely transfer the Funding Amount to the extent required under Section 6(b) of the Marketing Agreement, provided that PMI or PFL, as applicable is not in breach of any of its obligations under the Program Documents, including, but not limited to, PMI’s or PFL’s obligations with respect to the purchase of Assets under this Agreement or the Stand By Asset Purchase Agreement, or (iii) Excluded Servicing Losses.
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(b)	To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify PFL, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which PFL is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of PFL to the extent of the actual prejudice, if any, suffered by PFL as a result of such failure. The Indemnified Party shall provide to PFL as promptly as practicable thereafter information and documentation reasonably requested by PFL to defend against the Indemnifiable Claim.
(c)	PFL shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of PFL’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with PFL in connection therewith if such cooperation is so requested and the request is reasonable; provided that PFL shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon notice to PFL, to assume the defense of the Indemnifiable Claim at the cost of and with the cooperation of PFL. If PFL assumes responsibility for the settlement or defense of any such claim, (i) PFL shall permit the Indemnified Party to participate at the Indemnified Party’s expense in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both PFL and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified PFL that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by PFL; and (ii) PFL shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.
(d)	If PFL does not notify the Indemnified Party within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if PFL fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon notice to PFL, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify PFL prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.
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(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after written demand therefor.
(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.             Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither of the Parties shall be entitled to assign or transfer any rights or obligations under this Agreement (including by operation of law) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. No assignment made in conformity with this Section 11 shall relieve a Party of its obligations under this Agreement.

12.             Third Party Beneficiaries.

(a)	Excepted as expressly provided in this Section 12, nothing contained herein shall be construed as creating a third-party beneficiary relationship between any Party and any other Person.
(b)	Subject to subsections (c) and (d) below, any subsequent transferee of an Asset shall be a third-party beneficiary of Bank’s covenants in Sections 4(c) and 8(h) of this Agreement and Section (h) of Schedule 2 to this Agreement with respect to the Asset held by such transferee (the “Transferred Obligations”).
(c)	A subsequent transferee shall only be permitted to enforce the Transferred Obligations against Bank with respect to an Asset if (i) PFL is insolvent or the subject of bankruptcy or insovlency proceedings, and (ii) such transferee has agreed to comply with Company’s obligations under Sections 4(c) and 8(h) of this Agreement and Section (h) of Schedule 2 to this Agreement and such transferee is not in beach thereof.
(d)	Company or its designee shall maintain a book-entry system for recording the beneficial owners of interests in the Assets, and shall make such records available to Bank. A subsequent transferee of an Asset shall only be permitted to enforce the Transferred Obligations against Bank if such transferee is identified as the holder of the Asset in the book-entry system maintained by Company or its designee, and Bank shall be permitted to exclusively rely on such records. For the avoidance of doubt, Bank shall have no obligation to conduct any investigation to determine the holder of an Asset other than through such records, and shall have no liability to any purported owner of an Asset that is not reflected as the owner in such records.

13.             Proprietary Materials. Bank hereby provides PFL with a non-exclusive right and non-assignable license to use and reproduce Bank’s name, logo, registered trademarks and service marks (collectively “Marks”) as necessary to fulfill the Party’s obligations under this Agreement; provided, however, that (a) PFL shall obtain Bank’s prior written approval for the use of Bank’s Marks and such use shall at all times comply with written instructions provided by Bank regarding the use of its Marks; and (b) PFL acknowledges that, except as specifically provided in this Agreement, PFL shall acquire no interest in Bank’s Marks. Upon termination of this Agreement, PFL shall cease using Bank’s Marks. No Party may use another Party’s Marks in any press release without the prior written consent of the other Parties.

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14.             Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by e-mail during business hours; or (c) one (1) Business Days after the date of deposit with a nationally recognized overnight courier, for delivery at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank
Attn: Senior Vice President – StrategicPartners
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8398
Email: strategicpartnerships@webbank.com

With a copy to:
WebBank
Attn: Chief Compliance Officer
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8363
Email: complianceofficer@webbank.com

To PFL:	c/o Prosper Marketplace, Inc.
221 Main Street, Suite 300
San Francisco, CA 94105
Attn: Sachin Adarkar
E-mail Address: sadarkar@prosper.com
Telephone: (415) 593-5433

15.             Relationship of Parties. The Parties agree that in performing their respective responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and PFL.

16.             Retention of Records. Any Records with respect to Assets purchased by PFL pursuant hereto retained by Bank shall be held for itself and as custodian for the account of Bank and PFL as owners thereof. Bank shall provide copies of Records to PFL upon reasonable request of PFL.

17.             Agreement Subject to Applicable Laws. If (a) any Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) any Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) any Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within [***] after the Parties initially meet, any Party may terminate this Agreement upon [***] prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.

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18.             Expenses.

(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.
(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.

19.             Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to such other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

20.             Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject to the duty of confidentiality such Party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to such Party under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, PFL shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of PFL’s financial condition, operations and internal controls.

21.             Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.

22.             Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, no Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

23.             Brokers. Neither of the Parties has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

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24.             Entire Agreement. The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement), constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25.             Amendment and Waiver. Except as set forth in Section 32 hereof, this Agreement may be amended only by a written instrument signed by both of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

26.             Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27.             Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

28.             Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.             Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

30.             Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

31.             Financial Statements. (a) Within ninety (90) days following the end of PFL’s fiscal year, PFL shall deliver to Bank a copy of PFL’s audited financial statements prepared by an independent certified public accountant, and (b) within forty-five (45) days following the end of each of PFL’s fiscal quarters (other than year-end), PFL shall deliver to Bank a copy of PFL’s unaudited financial statements, in each case as of the year or quarter then ended and prepared in accordance with generally accepted accounting principles; provided that, as long as PFL is required to file periodic reports under the Securities Exchange Act of 1934, such filings shall satisfy the financial statement delivery requirements set forth above. PFL shall also deliver such additional unaudited financial statements and other information as Bank may request from time to time, within a reasonable period of time following such request.

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32.             Performance by Servicer.  Bank acknowledges and agrees that PMI may perform, on behalf of PFL, any obligations of PFL to Bank under this Agreement (other than payment obligations), but solely in its various capacities as corporate administrator, loan servicer, platform administrator or similar capacity under any administration, corporate administration, loan servicing, platform administration or similar agreement entered into between PMI and PFL pursuant to which PFL appoints PMI as corporate administrator, loan servicer, platform administrator or in a similar capacity to provide corporate administration, loan servicing, platform administration or similar services to PFL in relation to the offering of securities by PFL. The Prosper Entities may not amend the Administration Agreement or transfer the corporate administration, loan servicing, platform administration or similar services to any party other than PMI or PFL without the written consent of Bank.

33.             Limited Recourse.  The obligations of PFL under this Agreement are solely the obligations of PFL.  No recourse shall be had for the payment of any amount owing by PFL under this Agreement, or any other obligation of or claim against PFL arising out of or based upon this Agreement, against any organizer, member, director, officer, manager or employee of PFL or any of its Affiliates; provided, however, that the foregoing shall not relieve any such person of any liability it might otherwise have as a result of fraudulent actions or omissions taken by it.  Bank agrees that PFL shall be liable for any claims against PFL only to the extent that PFL has funds available to pay such claims at any time. PFL agrees that Bank shall have recourse to the Control Account and the LTF Collateral Account (as defined in Schedule 2) as permitted under the Control Account Agreement and this Agreement. The terms of this Section 33 shall survive any termination of this Agreement.

34.             No Petition.   Bank hereby covenants and agrees that it will not institute against, or join or assist any other Person in instituting against, PFL any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of any jurisdiction for one year and a day after all of the borrower payment dependent notes of PFL have been paid in full.  The terms of this Section 34 shall survive any termination of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:
Kelly Barnett
President

PROSPER FUNDING LLC

By:
Aaron Vermut
Chief Executive Officer

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Schedule 2

The following terms shall apply as if fully set forth in the Agreement:

(a)	Bank may sell, transfer, assign, set-over, and otherwise convey to PFL, without recourse, on each Closing Date, the Assets relating to the Loans on the Funding Statement received by Bank [***]. All of the foregoing shall be in accordance with the procedures set forth in this Schedule 2. In consideration for Bank’s offer to sell, transfer, assign, set-over and convey to PFL such Assets, PFL agrees to purchase such Assets from Bank, and PFL shall pay to Bank the Purchase Price in accordance with this Schedule 2.
(b)	The Funding Statement shall indicate which Assets are Loans and which Assets are Participations. All Participations shall have a participation percentage of [***] until otherwise mutually agreed upon by Company and Bank pursuant to paragraph (h) of Schedule 2 of the Asset Sale Agreement. At the Closing Date, the servicing shall be released with respect to Assets that are Loans and that are Participations with a Participation Percentage of [***], and PFL shall require that PFL or PMI be the servicer on all Assets.
(c)	On each Closing Date, PFL shall purchase the Assets on the Funding Statement received by Bank [***]. By no later than [***], PFL shall deposit or cause to be deposited a sum equal to the Funding Amount for that Funding Statement by wire transfer into the Control Account. [***], in consideration of PFL’s purchase of the Assets [***], Bank may authorize the disbursement of such Funding Amount from the Control Account to Bank per the terms of the Control Account Agreement. Notwithstanding any provision of the Control Account Agreement to the contrary, under no circumstances shall Bank direct or otherwise authorize the disbursement or other disposition of any funds from the Control Account to Bank or any other person or entity other than in accordance with the previous sentence.
(d)	To the extent that such materials are in Bank’s possession, upon PFL’s request, Bank agrees to cause to be delivered to PFL, at PFL’s cost, loan files on all Loans purchased by PFL pursuant to this Agreement within [***] of the related Closing Date. Such loan files shall include the application for the Loan, the Loan Agreement, confirmation of delivery of the Loan Agreement to the Borrower, and such other materials as PFL may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Laws. Bank, as owner of the Loan, may retain copies of any of the foregoing, or may request copies from PFL from time to time, which PFL agrees to provide promptly.
(e)	To secure all PFL’s obligations under this Agreement, PFL hereby grants Bank a security interest in all of PFL’s right, title and interest in and to the Control Account and all sums now or hereafter on deposit in or payable or withdrawable from the Control Account and the proceeds of any of the foregoing (collectively, the “Control Account Collateral”), and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. PFL represents that, as of the date of this Agreement, the Control Account Collateral is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). PFL shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Control Account Collateral. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.

(f)	PFL agrees to pay all of the Bank Fees (as defined in the Control Account Agreement), and shall ensure that adequate funds are deposited into the Control Account to satisfy such Bank Fees. PFL shall provide to Bank copies of the Account Documentation (as defined in the Control Account Agreement), including any amendments thereto, promptly upon receipt from the Control Institution.
(g)	Within five (5) Business Days after the end of each calendar month, PFL shall pay Bank the Holding Period Interest Charge for all Loans with respect to which the Asset was purchased by PFL during the immediately preceding month.
(h)	When a Loan has been charged off, Bank may offer to sell such Loan to PFL for no additional consideration, and PFL shall purchase such Loan from Bank.
(i)	With respect to each Asset sold by Bank hereunder, PFL shall pay to Bank on a monthly basis the “Loan Trailing Fee.” The Loan Trailing Fee for an Asset is equal to [***]. The Loan Trailing Fee for a month shall be paid by PFL within five (5) Business Days following the applicable month.
(j)	PFL shall provide Bank with cash collateral to secure all PFL’s obligations under this Agreement, which Bank shall deposit in a deposit account (“LTF Collateral Account”) at Bank. The LTF Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of PFL, PMI or Bank, that shall hold only the funds provided by PFL to Bank as collateral. At all times, PFL shall maintain funds in the LTF Collateral Account equal to the LTF Required Balance. The LTF Required Balance shall be calculated monthly as of the first day of each calendar month during the Term. In the event the actual balance in the LTF Collateral Account is less than the LTF Required Balance, PFL shall, within [***] following notice of such deficiency, make a payment into the LTF Collateral Account in an amount equal to the difference between the LTF Required Balance and the actual balance in such account.
(k)	To secure all PFL’s obligations under this Agreement, PFL hereby grants Bank a security interest in all of PFL’s right, title and interest in and to the LTF Collateral Account and all sums now or hereafter on deposit in or payable or withdrawable from the LTF Collateral Account and the proceeds of any of the foregoing (collectively, the “LTF Collateral”), and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. PFL represents that, as of the date of this Agreement, the LTF Collateral is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). PFL shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the LTF Collateral. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the LTF Collateral, and shall be entitled to exercise those rights and remedies in its discretion.
(l)	The LTF Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [***]; or (ii) [***]. The interest shall be paid monthly and credited to the LTF Collateral Account no less frequently than quarterly, and shall be computed based on the average daily balance of the LTF Collateral Account for the prior month.
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(m)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the LTF Collateral Account to fulfill any obligations of PFL under this Agreement on which PFL has defaulted, at any time. Bank may withdraw amounts from the LTF Collateral Account if any obligations of PFL remain unpaid for [***] after the due date for payment. To the extent that Bank has withdrawn amounts from the LTF Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the LTF Collateral Account within [***] after receipt of the amounts paid directly to Bank. PFL shall not have any right to withdraw amounts from the LTF Collateral Account. In the event the actual balance in the LTF Collateral Account is more than the LTF Required Balance calculated for a particular month, then, within [***] after the Required Balance is calculated, at PFL’s option, PFL may provide to Bank a report setting forth the calculation for the LTF Required Balance and the extent to which the actual amount held in the LTF Collateral Account at such time exceeds the LTF Required Balance. Within [***] after receipt of such a report from PFL, Bank shall withdraw from the LTF Collateral Account any amount held therein that exceeds the LTF Required Balance as of the date of such report and pay such amount to an account designated by PFL.
(n)	Bank shall release any funds remaining in the LTF Collateral Account on the latest to occur of: (i) [***], or (ii) [***].
(o)	The terms of Sections (j) through (o) of this Schedule 2 shall survive the expiration or termination of this Agreement for as long as any Assets remain outstanding (including, for the avoidance of doubt, if PFL is no longer the owner or servicer of such Assets).
(p)	The following terms shall have the definitions provided below:
(1)	“Holding Period Interest Charge” means, for each Asset purchased by PFL from Bank hereunder, [***].
(2)	“Loan Category” means each group of Loans of a common type (e.g., general consumer-purpose, healthcare direct, etc.), and with a common credit grade and loan term (as set forth in the Credit Policy).
(3)	“Loan Trailing Fee” shall have the meaning set forth in Schedule 2, section (i).
(4)	[***]
(5)	“LTF Required Balance” means [***].
(6)	“Net Charge Off Loss Rate” means, with respect to a Loan Category, the quotient of (a) the total dollar amount of principal of all Loans in such Loan Category charged off during the prior [***] (net of recoveries), divided by (b) the weighted average principal amount of all Loans within such Loan Category outstanding during the prior [***]. The Net Charge Off Loss Rate for a Loan Category will be calculated each quarter, not more than [***] following the end of such quarter, by reference to the [***] ending with the quarter then ended, and the newly calculated Net Charge Off Loss Rate shall be effective on the first Business Day after PFL calculates it and reports it to Bank. The figures used to calculate the Net Charge Off Loss Rate shall include loans originated under the Existing Program Agreement.
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(7)	“Risk Adjusted Margin” means, with respect to an Asset, (1) the stated simple interest rate applicable to the Loan related to that Asset, less (2) the Net Charge Off Rate for the Loan Category related to that Asset.
(8)	“Servicing Fee” means, with respect to an Asset, [***] of the principal amount of the Loan for that Asset multiplied by a fraction, the numerator of which is the number of calendar days between the Funding Date and the Closing Date (including the Funding Date but excluding the Closing Date) and the denominator of which is the number of calendar days in the year in which the Loan was originated by Bank.

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Schedule of Exceptions

Schedule 5(a)(4)

Litigation

On April 21, 2009, PMI and the North American Securities Administrators Association (“NASAA”) reached agreement on the terms of a model consent order between PMI and the states in which PMI, under its initial platform structure, offered promissory notes for sale directly to investor members prior to November 2008. The consent order involves payment by PMI of up to an aggregate of $1 million in penalties, which have been allocated among the states based on PMI’s promissory note sale transaction volume in each state prior to November 2008. A state that enters into a consent order receives its portion of the $1 million in exchange for its agreement to terminate, or refrain from initiating, any investigation of PMI’s promissory note sale activities prior to November 2008. Penalties are paid promptly after a state enters into a consent order. NASAA has recommended that each state enter into a consent order; however, no state is obliged to do so, and there is no deadline by which a state must make its decision. PMI is not required to pay any portion of the penalty to those states that do not elect to enter into a consent order. If a state does not enter into a consent order, it is free to pursue its own remedies against PMI, subject to any applicable statute of limitations. As of December 31, 2015, PMI has entered into consent orders with 34 states and has paid an aggregate of $0.5 million in penalties to those states.

On November 26, 2008, plaintiffs filed a class action lawsuit against PMI and certain of its executive officers and directors in the Superior Court of California, County of San Francisco, California (the “Superior Court”). The suit was brought on behalf of all promissory note purchasers on the platform from January 1, 2006 through October 14, 2008. The lawsuit alleged that PMI offered and sold unqualified and unregistered securities in violation of the California and federal securities laws. The lawsuit sought rescission damages against PMI and the other named defendants, as well as treble damages against PMI and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest. On July 19, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the class action litigation pending before the Superior Court, entered into a Stipulation and Agreement of Compromise, Settlement, and Release (the “Settlement”) setting forth an agreement to settle all claims related thereto. In connection with the Settlement, PMI agreed to pay the plaintiffs an aggregate amount of $10 million, payable in four lump sum payments of $2 million in 2014, $2 million in 2015, $3 million in 2016 and $3 million in 2017. On April 16, 2014, the Superior Court granted final approval of the Settlement. Subject to satisfaction of the conditions set forth in the Settlement, the defendants will be released by the plaintiffs from all claims concerning or arising out of the offering of promissory notes on the platform from January 1, 2006 through October 14, 2008. The reserve for the class action settlement liability is $5.9 million on PMI’s consolidated balance sheet as of December 31, 2015.

Exhibit A

Control Account Agreement

Exhibit B

Calculation of LTF Required Balance

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